Exhibit 10.16

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into this 9th day of October, 2012 between RANGE PRODUCTION COMPANY, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, (“Range”) and Mark Whitley ( “Whitley”).

1.	In consideration of the promises made by Range set forth in this Agreement and effective on October 8, 2012 (the “Effective Date”):

a.	Whitley resigns as an employee of Range and accepts the benefits under this agreement and thus waives any rights to past or future wages from Range except as set forth in this Agreement;

b.	Whitley releases Range and its parent Range Resources Corporation, all of Range Resources Corporation’s subsidiaries and affiliates, successors and their respective directors, officers, managers, partners (general and limited), employees, agents and representatives including the Range Resources Corporation 401(k) Plan and Profit Sharing Trust (the “Released Parties”) from any and all liabilities, obligations, causes of action, claims and rights that Whitley has or may have against the Released Parties, whether or not Whitley knows of them as of the Effective Date including but not limited to, any and all claims which arose out of or in any way relate to the employment relationship between Whitley and Range;

c.	This release specifically releases and discharges any claims or causes of action based on charges of discrimination, including age, race, sex or other discrimination based on any individual attribute, which Whitley has or may have against Range and the Released Parties; and

d.	Whitley represents and warrants that he has not assigned, conveyed, transferred or encumbered any cause of action, claim or right that he has or has had in the past against Range and the Released Parties and that Whitley has the full power and authority to execute this Release.

e.	Whitley resigns his position as an officer of Range and its parent.

2.	In consideration of the promises made by Whitley as set forth above, including Whitley’s full and complete release of Range and its parent, subsidiaries and affiliates, and provided that this Agreement has not been timely revoked as provided below in Paragraph 11, Range agrees as follows:

a.	Range will pay a severance payment and the other benefits to Whitley on the terms set forth in Exhibits A and B to this Agreement;

3.	It is understood and agreed by Range and Whitley that the fact that the parties entered into this Agreement does not constitute an admission of liability or wrongdoing on the part of Range or Whitley, under any state or federal statute, common law or regulation. It purely represents an offer of severance benefits which Range is not obligated to pay and which have been accepted by Whitley.

4.	Except to the extent necessary to enforce this Agreement and in accordance with Paragraph 10 below, it is further agreed that neither the Agreement nor any part of it is to be used or admitted into evidence in any proceeding of any character, judicial or otherwise.

5.	All parties intend that this Agreement will be legally binding upon themselves, their relatives or affiliates (by blood or legal relationship), successors, estates, heirs, personal representatives and/or assigns.

6.	The parties understand that, although Whitley has released any and all claims related to the administration of all benefit plans he participated in as an employee of Range, all of the vested rights Whitley may have under Range’s health care programs, life insurance program, stock option, SARs and investment or 401(k) plans are excluded from the scope of this Agreement and are not terminated or released by the release given by Whitley in Paragraph 1.

7. a.

Whitley agrees that, except as provided in Paragraph 7(b) of this Agreement, all Confidential Information (as defined below) is the exclusive, confidential and proprietary information and property of Range and Whitley will not, except as required by law (in which case Whitley will notify Range prior to divulging any Confidential Information) divulge or disclose, directly or indirectly any Confidential Information or use or allow any other person, including any future employers, to use any Confidential Information directly or indirectly to benefit Whitley or any other person, including any future employer except as provided in this Agreement. Whitley agrees he will return to Range all materials in his possession embodying such Confidential Information including any tangible material and any and all electronic devices containing Confidential Information in any form. If such Confidential Information cannot be returned, Whitley will take all steps to delete, purge or remove Range Confidential Information from any cell phone, Blackberry, pda, computer, hard drive, electronic storage device or any other device capable of storing Range Confidential Information. The term “Confidential Information” means information disclosed to or which became known to Whitley as a direct or indirect consequence of or through Whitley’s association with Range and which concerns the business, personnel, projects, plans, evaluations, marketing, finances, operation of properties and ownership or assets, including but without limitation all information and data provided to Whitley by Range in connection with Whitley’s employment activities with Range.

Confidential Information does not include information that Whitley can show by clear and convincing evidence (a) was learned by Whitley through or from a person other than Range or a person who has or had a confidential relationship or obligation of confidentiality to Range or (b) has been made available to the public by Range. Whitley acknowledges and agrees that the results of the services provided and his work products while employed by Range are the exclusive, confidential and proprietary information and property of Range, are part of Confidential Information covered by this Agreement and are not to be used by Whitley directly or indirectly on behalf of Whitley or any other person, including any future employer, except with Range’s prior written consent in a written agreement signed by an officer of Range. Further, given Whitley’s access to information about Range’s operations and the operations and potential operations of its affiliates in certain areas, Whitley agrees that, for a period of 12 months from the effective date, he will not accept or engage in any employment, consulting or participate as an investor, partners member, shareholder or director for any entity or business or consult for or be employed by any individual and provide work, services or otherwise participate in any oil and gas leasing, drilling, completions or development in the following areas: (i) Washington, Beaver, Lycoming and Allegheny Counties, Pennsylvania; and (ii) Kay and noble Counties, Oklahoma and the east half of Sumner and the west half of Cowley Counties, Kansas. The provisions of this section shall survive any termination of this Agreement.

b.	Although nothing in this Agreement in any way is intended to prevent Whitley from working for entities that compete with Range or its affiliates, Whitley acknowledges that his violation of any of the provisions of Paragraph 7(a) of this Agreement, including Whitley accepting future employment where the job duties and responsibilities of Whitley will result in the inevitable disclosure of Confidential Information or a violation of the 12 month limitation on activity within the geographic areas described in Paragraph 7(a) will cause irreparable harm to Range, and Whitley agrees that Range will be entitled as a matter of right to a TRO and temporary and permanent injunction, without bond, restraining any violation or further violation of such provisions by Whitley or others acting on Whitley’s behalf, without any showing of irreparable harm and without any requirement by Range that it show that Range does not have an adequate remedy at law. Whitley covenants and warrants that he will not dispute in any legal proceeding that any violation or further violation of the covenants contained in this Paragraph 7(a): (i) will result in irreparable harm to Range; or (ii) could not be remedied adequately at law. Range’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

c.	Whitley agrees that, in the event that a court of competent jurisdiction determines either that (i) he has violated any of the provisions of Paragraph 7(a) or 7(b) of the Agreement or (ii) any of the provisions of Paragraph 7(a) or 7(b) are held by a court to be unenforceable, he will repay to Range all of the amounts previously paid to him under this Agreement within 30 days and Range will have no further obligation to make any further payments to him under this Agreement.

8.	Range and Whitley acknowledge that the only consideration for signing this Agreement are the terms stated in this Agreement, that no other promises, representations or agreements of any kind, written or oral, have been made to or with any of the parties or any other person or entity.

9.	The invalidity or unenforceability of any particular provision of the Agreement shall not affect the other provisions, and this instrument shall be construed in all respects as if such invalid or unenforceable provision were omitted provided, that if any portion of paragraph 1 or 7 of this Agreement is declared invalid or unenforceable, then Range shall have the right to rescind this entire Agreement and, in such case, Whitley agrees to repay all of the amounts previously paid to him by Range under the terms of this Agreement within 30 days.

10.	Whitley agrees not to make, directly or indirectly, any oral or written communications, including the making of statements to other persons (including but not limited to employees, customers, suppliers, financial advisors or financing sources of the Company), that are harmful or detrimental in any way to the interests of the Company or any of its directors, officers or senior management. Any communication described in the preceding sentence shall be determined by the Board in good faith after reasonable inquiry.

11.	For a period of not less than two years from the date of this Agreement, Whitley shall not, directly or indirectly for Whitley or others, induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association or entity not affiliated with the Company. It is expressly understood and agreed that the Company and Whitley consider these restrictions to be reasonable and necessary to protect the proprietary information of the Company.

12.	Whitley agrees that he shall hold the terms, provisions and conditions of this Agreement as Confidential Information and that it shall not be reported, divulged, publicized or in any way revealed to any person, corporation, agency or entity not a party to this Agreement, except attorneys and the spouse of Whitley or otherwise required by law and for purposes of reporting taxes or filing for unemployment compensation.

13.	Whitley understands that the Release of Range and the Released Parties in Section 1.b. above includes a release of any and all claims under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and all applicable state laws that relate to employment. Further, Whitley acknowledges as follows:

a.	He has been advised that he has the right to consult with legal counsel regarding this Agreement;

b.	He has had adequate time to review and consider this Agreement and, as a result, enters into this Agreement willingly and voluntarily;

c.	He has seven (7) days after the date of execution set forth below during which Whitley may notify Range that he revokes this Agreement and that, upon such notification by Whitley, this document becomes null and void, shall have no force or effect as to either party and Whitley must immediately return any payments received under this Agreement;

d.	He has had twenty-one days in which to consider whether to sign this Agreement.

14.	This Agreement is made or is to be performed in whole or in part, or both, in Texas and shall be governed by, and shall be construed in accordance with, the laws of the State of Texas. The waiver by any party of a breach of any provision of this Agreement by any other party shall not operate as, or be construed as, a waiver of any other provision or of any subsequent breach. Any notice shall be made in writing and, if sent by mail, sent postage prepaid to the parties at the address set forth in this Agreement subject to notice of a change of address.

15.	Whitley understands that the severance benefits set forth in Exhibits A and B which are to be paid under this Agreement are voluntary payments by Range in return for Whitley’s agreement to all of the terms of this Agreement including the release and the agreement to protect Range’s Confidential Information and that the payments made by Range are not required except as a result of this Agreement and that he is not entitled to any benefits under the Agreement unless he agrees to the Agreement and continues to abide by all of its terms. Whitley understands and agrees that his failure to abide by the terms of this Agreement will result in the forfeiture of all benefits provided for and the requirement that he repay all benefits previously paid under this Agreement as set forth above.

MARK WHITLEY	WITNESS

Date	Date

RANGE PRODUCTION COMPANY	WITNESS

By:

Date	Date

EXHIBIT A

The proposed severance is payable to you contingent upon your agreement to the terms and conditions of the Separation Agreement which is included for your review and signature.

Should you decide for any reason not to sign the Separation Agreement, you will continue to be entitled to receive your vested balance in the 401(k) Plan and you remain eligible to receive continuation of health and/or dental insurance coverage under COBRA.

Effective Date:	October 8, 2012

Severance Period:	Twenty-four months beginning with the pay period following the effective date. The severance payment is contingent upon your signing the Separation Agreement.

Severance Amount:	You will be paid an amount equal to your current rate of pay as of the effective date, $15,076.93, based on a 40-hour workweek, throughout the Severance Period. Mandatory deductions including federal income tax, Medicare and social security tax will be withheld from your severance payments. 401(k) deductions are not withheld from severance payments. In the event of your death prior to the end of the severance period, severance payments under this Agreement would continue to your estate or spouse.

SARs:	Contingent upon execution of the Separation Agreement, effective at the close of business on the effective date, you will become 100% vested in all SAR awards granted to you through the effective date. You will have twelve months from the effective date to exercise these vested SARs. In the event of your death prior to the exercise of the vested SARs, your estate or spouse will receive the remaining time to exercise the vested SARs.

Restricted Stock:	Contingent upon execution of the Separation Agreement, all restricted stock and Company match, whether in stock or in cash, granted to you and held in the Deferred Compensation Plan as of the effective date will become 100% vested at the close of business on the effective date. The accelerated vesting will not alter the distribution schedules currently on file with the record keeper.

Flexible Spending

Account:	Claims must be submitted within 90 days of your last day of employment. The only claims eligible for reimbursement are for those expenses incurred prior to your last day of employment.

If you have a balance in your account at the time of termination (contributions are more than claims paid), you are eligible to elect COBRA continuation. If you make this election, you are responsible for providing the payment; no pre-tax deductions can be continued once your employment has ended. Payment of claims reimbursed through COBRA continuation may not exceed the amount in the account. For example: The account has a balance of $80 and the claim submitted is for $120; only $80 will be reimbursed.

Insurance:	Through COBRA continuation, you may choose to continue your health and/or dental insurance for up to 18 months following employment termination. Range will pay the cost of continuing health and dental insurance under COBRA for the duration of the severance period. In the event of your death prior to the end of the severance period, Range will continue to pay the cost of continuing health and dental insurance under COBRA for your surviving spouse.

Company Property:	All Company property in your possession, including but not limited to keys, phone, fobs, laptop, etc. shall be returned to the Company by a mutually agreed date.

Reimbursements:	All claims for reimbursement of business expenses should be submitted for payment no later than October 15, 2012.

Please return a signed Separation Agreement to Carol Culpepper by October 9, 2012. If a signed Agreement is not received by that date, it will be assumed that you intend not to accept the Company’s severance offer. Payments under this Agreement will not be processed until the signed Agreement is received; you will be paid through the Effective Date of termination.

EXHIBIT B

Mark Whitley

Unvested SARs and Restricted Stock

Eligible to Vest Upon the Effective Date

Stock Appreciation Rights

Exercise Price	Numbers of Shares	Grant Number
$45.51	13,106	655
$52.35	27,308	2099
$64.35	46,735	2940

Total	87,149

Restricted Stock

Grant Date	Number of Shares	Grant Price
03/22/2010	237	$46.53
05/19/2010	5,982	$45.51
02/16/2011	476	$49.18
05/18/2011	11,625	$52.35
02/16/2012	592	$63.37
05/23/2012	18,142	$64.35

Total	37,054